Exhibit 99.1

Caliber Elects Lawrence X. Taylor to its Board of Directors

SCOTTSDALE, Ariz., Aug. 14, 2023 — CaliberCos Inc., (NASDAQ: CWD) a leading integrated alternative asset manager and investment sponsor, today announced that Lawrence X. Taylor has been elected to the Company’s Board of Directors. Taylor, President of Taylor Strategy Group, previously served as a member of Caliber’s Advisory Board and brings more than three decades of experience as a business executive, advisor, and board member to Caliber’s Board. Taylor’s appointment increases the number of directors to six.

“We’re pleased to have Lawrence join Caliber’s Board as he brings tremendous expertise that spans all aspects of strategy, finance and governance,” said Chris Loeffler, CEO of Caliber. “His extensive experience in corporate development, restructuring, recapitalization as well as complex capital transactions will be particularly relevant as we react to market conditions and target acquisitions in distressed real estate and real estate operating companies. We look forward to Lawrence’s insights and contributions.”

Currently, Taylor is President of Taylor Strategy Group advising companies on finance, strategy, growth initiatives and related activities. His experience spans start-ups, private companies, and publicly traded companies across diverse industries, including casino gaming, hospitality, manufacturing, aviation, commercial real estate, retail, and healthcare. Previously, Taylor served as Partner and Managing Director at Odyssey Capital Group, Chief Financial Officer at Excorp Medical, Inc., Corporate Director of Investment Relations at Grand Casinos, Inc., and others. He is a Board Leadership Fellow of the National Association of Corporate Directors (NACD), is Directorship Certified by the NACD, and was recognized as a “Director to Watch” in 2020 by the Private Company Director Magazine. Taylor earned a bachelor’s degree in finance from Louisiana Tech University.

“Caliber has ambitious growth plans which makes this a very exciting time to join Caliber’s Board,” said Taylor. “I look forward to working with Chris and his strong leadership team as they execute their plan, while also helping to identify new opportunities to capitalize on in this dynamic market.”

Taylor resides in Litchfield Park, Ariz., and is an avid cook, woodturner, golfer, and tennis player.

About Caliber
Caliber (NASDAQ: CWD) is an alternative asset management firm whose purpose is to build generational wealth for investors seeking to access opportunities in real estate. Caliber differentiates itself by creating, managing, and servicing proprietary products, including middle-market investment funds, private syndications, and direct investments, which are managed by our in-house asset services group. The Company leverages access to both the public and private markets to maximize value for its customers and funds. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. Additional information can be found at Caliberco.com and CaliberFunds.co.

CONTACTS
Caliber:
Samantha Vrcic
+1 480-295-7600
Samantha.Vrcic@caliberco.com

Media Relations:
Kelly McAndrew
Financial Profiles
+1 203-613-1552
KMcAndrew@finprofiles.com